Exhibit 4.6

CERTIFICATE OF DOMESTICATION
OF
ASPIRATIONAL CONSUMER LIFESTYLE CORP.

Pursuant to Sections 103 and 388 of the General
Corporation Law of the State of Delaware

Aspirational Consumer Lifestyle Corp., a Cayman Islands exempted company limited by its shares (the “Corporation”), which intends to domesticate as a Delaware corporation pursuant to this Certificate of Domestication, does hereby certify to the following facts relating to the domestication of the Corporation in the State of Delaware:

1.       The Corporation was originally incorporated on the 7th day of July, 2020 under the laws of the Cayman Islands.

2.       The name of the Corporation immediately prior to the filing of this Certificate of Domestication is Aspirational Consumer Lifestyle Corp.

3.       The name of the Corporation as set forth in the Certificate of Incorporation is Wheels Up Experience Inc.

4.       The jurisdiction that constituted the seat, siege social or principal place of business or central administration of the Corporation immediately prior to the filing of this Certificate of Domestication is the Cayman Islands.

5.       The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the Corporation and the conduct of its business or by applicable non-Delaware law, as appropriate.

6.        Pursuant to Section 103(d) of the Delaware General Corporation Law, this Certificate of Domestication shall be effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Domestication to be executed in its name this            day of             , 2021.

ASPIRATIONAL CONSUMER LIFESTYLE CORP.

By:
Name:
Title:

[Signature Page to Certificate of Domestication]